LaserLock Technologies

Norman A. Gardner
Chairman and
Chief Executive Officer

March 09, 2007
CONFIDENTIAL
Mr. Jeff White
President & Chief Executive Officer
RCD Technology, Inc.
101 East Mill Street
Suite P-16
Quakertown, PA 18951

Dear Jeff:

This letter will serve to confirm the verbal agreement that we reached on March 07, 2007 between RCD Technology, Inc. ("RCD) and Laserlock Technologies, Inc. ("LLTI") whereby RCD would become a non-exclusive distributor of the LLTI portfolio of security technologies to the general security market.

This agreement would be effective March 15, 2007 for a six-month period to September 15, 2007 during which period discussions would be held in good faith to determine whether there is mutual agreement to enter into a definitive license agreement, either exclusive or non-exclusive, as the case may be. Should a definitive agreement not be reached by September 15, 2007, the non-exclusive distributorship would automatically lapse.

This agreement would initially be restricted to sales and marketing activity in the US with the exception of the potential client, American Banknote Company of Brazil, with which contact has been made by RCD and which shall be considered for the six-month period an exclusive customer of RCD. Also, as part of this agreement, the following companies will also be considered as RCD "exclusive" customers:

1. National Label Company;
2. National Ticket Company;
3. Canadian Banknote Company;
4. Total Brand Security (UK);

RCD agrees to purchase LLTI pigment at a cost of $2,000 per kilo (plus shipping) and to share all sales revenue related to incorporation of the LLTI technology in products on a 50-50 basis with LLTI from the first dollar received. All RCD customers shall become "exclusive" RCD customers during the period.

LaserLock Technologies, Inc. • 837 Lindy Lane • Bala Cynwyd, PA 19004
Telephone: 610-668-1952 • Fax: 610-668-2771 • Mobile: 610-909-1000

...2 RCD/LLTI Agreement

LLTI shall make its technical support group available to RCD, as required, to assist in any production requirements. During the six-month period, RCD agrees to provide the services of Pete Kuzma, a senior RCD sales executive, as required to undertake sales and marketing activities of the LaserLock technology by RCD. RCD will be responsible for all compensation/commission to Pete Kuzma.

If this agreement confirms with your understanding, please execute and return a signed copy to me.

We look forward with enthusiasm to working with you and your colleagues at RCD.

Yours truly,

Norman A. Gardner
Chief Executive Officer

AGREED & ACCEPTED
Jeff rey White
Chief Executive Officer
RCD Technology, Inc.

3-9-07
DATE